EXHIBIT 99.1

Concurrent Reports Fiscal 2012 Third Quarter
Financial Results

ATLANTA — May 1, 2012 — Concurrent (NASDAQ: CCUR), a global leader in video and media data solutions, today announced financial results for its fiscal year 2012 third quarter ended March 31, 2012.

Revenue for the fiscal 2012 third quarter was $16.3 million compared with $18.3 million for the same period in fiscal 2011, and $16.4 million in the preceding quarter.

Gross margin for the fiscal 2012 third quarter was 61% compared with 60% for the same period last year, and up from 55% in the preceding quarter, primarily reflecting the mix of product and services revenue.  Operating expenses were $9.3 million, compared with $10.4 million in the prior-year period.

The company reported net income of $337,000, or $0.04 per diluted share, in the third quarter of fiscal 2012, compared with $498,000, or $0.06 per diluted share, in the same quarter of the prior fiscal year.

“In the third quarter we re-architected our video business, implementing processes to more effectively serve our customers and increase our focus on software as our core competency,” said Dan Mondor, the company’s president and CEO.  “We continue to see strong market acceptance for our software solutions that enable the delivery of video content to multiple devices.  The changes we have implemented make us leaner and more agile overall and establish a foundation for improved performance, efficiency and profitability.”

For the first nine months of fiscal 2012, revenue totaled $45.6 million versus $51.7 million in the comparable period of fiscal 2011.  Consolidated gross margin for the nine-month period was 58%, compared with 56% in the first nine months of fiscal 2011.  Total operating expenses were $28.5 million, compared with total operating expenses of $29.8 million in the same period last fiscal year.  For the nine-month period, the company posted a net loss of $3.1 million, equal to $0.36 per share, compared with a net loss of $1.9 million, or $0.23 per share, in the first nine months of fiscal 2011.

At March 31, 2012, Concurrent had cash and cash equivalents of $23.3 million. The company has no debt.

Recent Company Highlights

•	Strengthened the company’s sales leadership with the addition of industry veteran Jim Marino as senior vice president of Global Sales for the video solutions business;

•	Enhanced MediaHawk™ VX, Concurrent’s flagship video software solution, allowing operators to insert unique ads in individual VOD sessions at any point during playback;

•
Launched an important new encryption module for the eFactor™ software suite, enabling delivery of multi-format video to a wide variety of devices and increased protection for content when viewed on different devices; and

Concurrent Reports Fiscal 2012 Third Quarter Results
May 1, 2012

•	Deployed ImaGen™ visual servers powered by Concurrent’s RedHawk™ Linux real-time operating system with Hyundai Rotem, a worldwide leader in ground weapon systems.

Conference Call Information

Concurrent will hold a conference call to discuss its fiscal 2012 third quarter financial results today, Tuesday, May 1, at 4:30 p.m. ET, followed by a question and answer session with analysts.  The call will be broadcast live at www.ccur.com, under the “Investors” section.  The call can be accessed live by dialing 1-800-553-0326 and entering pass code 120501.  A webcast of the live call as well as a replay will also be available at www.ccur.com.

Click here to view Financial Results

About Concurrent
Concurrent (NASDAQ: CCUR) is a global leader in multi-screen video delivery, media data management and real-time computing solutions. Built on a solid foundation of Emmy Award-winning technology, service providers, content providers, and others across the video ecosystem are provided with enterprise-level CDN technology, multi-screen video delivery, content workflow applications, and video on demand. Additionally, Concurrent’s media data solutions provide media stakeholders with a holistic view of their consumers’ video experience, offering opportunities for monetization. Concurrent’s video solutions are built upon a rich heritage of Real-Time technology, which has powered solutions for the aerospace, defense, automotive, transportation, energy and financial industries for more than four decades. Concurrent is headquartered in Atlanta with offices in North America, Europe and Asia.  Visit www.ccur.com for further information. Follow us on Twitter: www.twitter.com/Concurrent_CCUR.

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For more information, contact:

Investor Relations:
Concurrent
Kirk Somers
(678) 258-4000
investor.relations@ccur.com

PondelWilkinson
Rob Whetstone
(310) 279-5963
rwhetstone@pondel.com

Media Relations:
Concurrent
Lisa Shankle
(678) 258-4166
pr@ccur.com

Arketi Group
Joy Reddy
(404) 929-0091 x 209
jreddy@arketi.com

Concurrent Reports Fiscal 2012 Third Quarter Results
May 1, 2012

Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and the company's future performance, including, but not limited to, management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: delays or cancellations of customer orders; changes in product demand; economic conditions; various inventory risks due to changes in market conditions; margins of video business to capture new business; fluctuations and timing of large video orders; doing business in the People’s Republic of China; uncertainties relating to the development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers and failure of components provided by those suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of video solutions products; our ability to satisfy the financial covenants in the Revolver; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new video solutions; the success of our relationships with technology and channel partners; capital spending patterns by a limited customer base; the current challenging macro-economic environment; continuing unevenness of the global economic recovery; privacy concerns over data collection; earthquakes, tsunamis, floods and other natural disasters in areas in which our customers and suppliers operate; and the availability of debt or equity financing to support our liquidity needs.

Other important risk factors are discussed in Concurrent's Form 10-K filed August 30, 2011 and Form 10-Q filed January 31, 2012 with the Securities and Exchange Commission (SEC), and may be discussed in subsequent filings with the SEC. The risk factors discussed in the Forms 10-K and 10-Q under the heading "Risk Factors" are specifically incorporated by reference in this press release. Forward-looking statements are based on current expectations and speak only as of the date of such statements. Concurrent undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011

Revenues:
Product	$9,996	$11,787	$26,814	$32,861
Service	6,295	6,522	18,775	18,846
Total revenues	16,291	18,309	45,589	51,707

Cost of sales:
Product	3,329	4,330	10,668	13,885
Service	2,950	3,027	8,630	8,881
Total cost of sales	6,279	7,357	19,298	22,766

Gross margin	10,012	10,952	26,291	28,941

Operating expenses:
Sales and marketing	3,993	4,410	12,591	12,716
Research and development	3,446	3,819	10,372	10,676
General and administrative	1,841	2,165	5,561	6,450
Total operating expenses	9,280	10,394	28,524	29,842

Operating income (loss)	732	558	(2,233)	(901)

Other (expense) income, net	(264)	79	(431)	61
Income (loss) before income taxes	468	637	(2,664)	(840)

Income tax provision	131	139	432	1,062

Net income (loss)	$337	$498	$(3,096)	$(1,902)

Basic net income (loss) per share	$0.04	$0.06	$(0.36)	$(0.23)

Diluted net income (loss) per share	$0.04	$0.06	$(0.36)	$(0.23)

Basic weighted average shares outstanding	8,644	8,423	8,584	8,400

Diluted weighted average shares outstanding	8,751	8,603	8,584	8,400

Concurrent Computer Corporation
Condensed Consolidated Statements of Operations (Unaudited)
(In Thousands Except Per Share Data)

	Three Months Ended
	March 31,	December 31,
	2012	2011

Revenues:
Product	$9,996	$10,034
Service	6,295	6,376
Total revenues	16,291	16,410

Cost of sales:
Product	3,329	4,569
Service	2,950	2,843
Total cost of sales	6,279	7,412

Gross margin	10,012	8,998

Operating expenses:
Sales and marketing	3,993	4,296
Research and development	3,446	3,346
General and administrative	1,841	1,817
Total operating expenses	9,280	9,459

Operating income (loss )	732	(461)

Other (expense), net	(264)	(180)
Income (loss) before income taxes	468	(641)

Provision for income taxes	131	192

Net income (loss)	$337	$(833)

Basic net income (loss) per share	$0.04	$(0.10)

Diluted net income (loss) per share	$0.04	$(0.10)

Basic weighted average shares outstanding	8,644	8,621

Diluted weighted average shares outstanding	8,751	8,621

Concurrent Computer Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,	June 30,
	2012	2011	2011
	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$23,332	$26,694	$27,814
Short-term investments	-	-	5,497
Trade accounts receivable, net	15,255	11,605	8,033
Inventories	4,111	4,138	3,847
Prepaid expenses and other current assets	2,453	2,499	1,888
Total current assets	45,151	44,936	47,079

Property, plant and equipment, net	4,026	4,373	4,754
Intangible assets, net	1,891	2,116	2,565
Other long-term assets	977	1,214	1,588
Total assets	$52,045	$52,639	$55,986

LIABILITIES
Accounts payable and accrued expenses	$8,466	$9,624	$7,534
Deferred revenue	7,464	6,893	9,266
Total current liabilities	15,930	16,517	16,800

Long-term deferred revenue	3,281	3,768	3,655
Revolving bank line of credit, non-current	-	-	-
Other long-term liabilities	3,659	3,621	4,052
Total liabilities	22,870	23,906	24,507

STOCKHOLDERS' EQUITY
Common stock	87	87	85
Additional paid-in capital	207,697	207,570	207,116
Accumulated deficit	(179,624)	(179,961)	(176,528)
Treasury stock, at cost	(255)	(255)	(255)
Accumulated other comprehensive income	1,270	1,292	1,061
Total stockholders' equity	29,175	28,733	31,479
Total liabilities and stockholders' equity	$52,045	$52,639	$55,986